Exhibit 99

Dollar General Corporation Reports First Quarter 2008 Financial Results

Same Store Sales Increased 5.4%

Gross Margin Expanded 102 Basis Points to 28.8%

SG&A as Percentage of Sales Decreased 115 Basis Points Versus Year Ago Period

Achieved Net Income of $5.9 Million

Adjusted EBITDA Increased 28% Versus Year Ago Period

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--June 16, 2008--Dollar General Corporation today announced financial results for the 13-week first quarter ended May 2, 2008.

Sales for the quarter were $2.40 billion compared to $2.28 billion in the first quarter of fiscal 2007. Same store sales increased 5.4 percent on top of a 2.4 percent same store sales increase in the first quarter of 2007.

First quarter gross profit increased by $60.0 million and, as a percentage of sales, increased 102 basis points to 28.8 percent from 27.8 percent in the same period of the prior year. As a percentage of sales, the gross profit rate increased in the 2008 period compared with the 2007 period due to a number of factors, including lower markdowns and decreases in shrink and damages. The impact of significantly higher fuel costs were partially offset by logistics efficiencies and other cost savings in the supply chain.

As a percentage of sales, selling, general and administrative expense (“SG&A”) decreased 115 basis points to 24.2 percent in the 2008 quarter from 25.4 percent in the 2007 quarter. SG&A as a percentage of sales, after excluding certain expenses from each period, improved 44 basis points in the first quarter of 2008 from the prior year. Such excluded expenses in 2008 totaled $20.3 million, comprised of amortization of leasehold intangibles capitalized in connection with purchase accounting ($10.3 million), severance and related costs ($6.8 million) and other expenses relating to the Company’s new ownership, including monitoring, consulting and legal fees ($3.2 million). Such excluded expenses in 2007 totaled $35.6 million related to strategic inventory clearance activities and real estate initiatives, including lease contract termination costs, incremental store labor and other expenses associated with the closing of 153 stores in the 2007 quarter ($29.3 million) and legal and consulting expenses associated with the proposed Merger ($5.6 million).

Interest income for the quarter, which consists primarily of interest on short-term investments, decreased by approximately $1.6 million from the prior year, and interest expense increased by $94.7 million, resulting from interest on long-term obligations incurred to finance the Merger.

The effective income tax rate for the 2008 first quarter was 44.5% or 11.9% higher than the rate of 32.6% for the 2007 quarter. The rate increase is due principally to the reduction in income tax reserves during the 2007 period related to income tax audits that did not recur in the 2008 period and to the unfavorable impact on the effective tax rate of a relatively fixed expense (principally income tax related interest expense) being divided by a decreased level of income before tax to determine the effective tax rate.

For the quarter, the Company reported net income of $5.9 million compared to net income of $34.9 million in the first quarter of 2007. EBITDA (earnings before interest, income taxes, depreciation and amortization) in 2008 increased by $62.9 million to $168.8 million. Adjusted EBITDA, as defined in the Company’s credit agreements and calculated in the attached schedule, increased $39.8 million, or 28 percent, in 2008 over the first quarter of fiscal 2007.

“We are pleased with Dollar General’s operating and financial performance during the first quarter,” said Rick Dreiling, Chief Executive Officer. “During the quarter, we achieved solid same store sales growth, gross margin expansion and SG&A leverage, resulting in significant improvement in operating profit and EBITDA. We believe we are benefiting from current economic conditions which are encouraging customers to seek shopping alternatives that offer quality products at everyday low prices. We also believe our recently announced operating priorities are beginning to take hold and have accelerated the Company’s progress and business improvements.”

Merchandise Inventories

As of May 2, 2008, total merchandise inventories, at cost, were $1.32 billion compared to $1.44 billion as of May 4, 2007, a decrease of $127 million, or approximately 9 percent in total and 10 percent on an average per-store basis. The decrease in inventories was primarily driven by the Company’s elimination of packaway inventories and improved inventory management practices.

Long-Term Obligations

As of May 2, 2008, outstanding long-term obligations, including the current portion, were $4.18 billion, including $2.30 billion outstanding under a senior secured term loan facility. There were no borrowings under the Company’s asset-based revolving credit facility. As of June 16, 2008, the Company has no outstanding borrowings under its asset-based revolving credit facility, with excess availability of $857 million. The ratio of long-term obligations to Adjusted EBITDA as of May 2, 2008, as calculated on the attached schedule, decreased to 5.8 times from 7.1 times since the closing of the Merger transaction in July 2007.

Cash Flow

For the first quarter, the Company generated $151.6 million of cash from operating activities versus $29.3 million in fiscal 2007, resulting from the impact of the Company’s strong operating results and working capital changes. During the quarter, the Company repaid $102.5 million of borrowings under its revolving credit facility and made total interest payments on borrowings of $45.6 million. In addition, the Company made income tax payments in the quarter, including interest, of $2.2 million.

Basis of Accounting

The Company was acquired on July 6, 2007 through a merger accounted for as a reverse acquisition (“Merger”). Although the Company continued as the same legal entity after the Merger, the accompanying financial statements are presented for the “Predecessor” and “Successor” as a result of the Company applying purchase accounting and a new basis of accounting beginning on July 7, 2007, which affects the comparability of amounts before and after the Merger.

Company Outlook

Based on current visibility and business trends, including a same store sales increase of 9.3 percent in May, the Company remains committed to productive sales growth, expense management, and gross margin expansion in 2008. The Company plans to open approximately 200 new Dollar General stores and to relocate or remodel approximately 400 stores during the year. Dollar General also continues to expect capital expenditures of approximately $200 million to $220 million, primarily related to the opening of new stores as well as the remodel and relocation of existing stores and other special initiatives.

“We are cautiously optimistic about the prospects for Dollar General in 2008,” said Mr. Dreiling. “We recognize that the challenging economic environment is having an impact on retailing in general and consumer spending patterns. While we are monitoring market trends closely, we are intently focused on what is within our control. We are providing customers value-priced quality products, improved customer service and convenient locations, and we believe our proven business model leaves Dollar General well-positioned to capitalize on any opportunities that arise.”

Conference Call Information

The Company will hold a conference call on Tuesday, June 17, 2008 at 9:00 a.m. CDT/10:00 a.m. EDT, hosted by Rick Dreiling, Chief Executive Officer, and David Tehle, Chief Financial Officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is "Dollar General." The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Tuesday, July 1, 2008 and will be accessible online or by calling (334) 323-7226. The pass code for the replay is 75709798.

About Dollar General Corporation

Dollar General is the largest discount retailer in the United States by number of stores with more than 8,200 neighborhood stores located in 35 states. Dollar General helps shoppers Save Time. Save Money. Every Day.® by offering national branded items that are frequently used and replenished such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at everyday low prices in convenient neighborhood stores. Dollar General is among the largest retailers of top-quality products made by America’s most trusted manufacturers such as Procter & Gamble, Kimberly Clark, Unilever, Kellogg’s, General Mills, Nabisco, and Fruit of the Loom. The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “Company Outlook.” The words "believe," "anticipate," "project," "plan," "schedule," "expect," "estimate," "objective," "forecast," "goal," "intend," “committed,” "will likely result," or "will continue" and similar expressions generally identify forward-looking statements. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate and, therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements. Factors that may result in actual results differing from such forward-looking information include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2008, and other factors set forth in this press release.

Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Non-GAAP Disclosure

Certain information provided in this press release or to be discussed during the June 17th conference call has not been derived in accordance with generally accepted accounting principles (“GAAP”), including EBITDA and Adjusted EBITDA. Reconciliations to net income of EBITDA and Adjusted EBITDA used in this press release are provided in the accompanying table.

EBITDA and Adjusted EBITDA are not measures of financial performance or condition, liquidity or profitability, and should not be considered as an alternative to (1) net income, operating income or any other performance measures determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements and replacement of fixed assets. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. The Company believes that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information about the calculation of a material financial ratio in the Company’s credit facilities. Adjusted EBITDA is a material component of that ratio. Management from time to time uses EBITDA and Adjusted EBITDA, as well as other measures, as additional financial metrics to supplement net income and cash flow in its evaluation of the Company’s financial results. For more discussion regarding the financial ratio in the Company’s credit facilities, the reasons management believes these non-GAAP measures are useful to investors, and the limitations of these non-GAAP measures, please see the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2008.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	Successor		Predecessor
	May 2,	February 1,	May 4,
	2008	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$115,904	$100,209	$204,417
Short-term investments	48,571	19,611	27,371
Merchandise inventories	1,317,097	1,288,661	1,444,313
Income taxes receivable	33,813	32,501	14,624
Deferred income taxes	15,247	17,297	37,860
Prepaid expenses and other current assets	64,508	59,465	57,572
Total current assets	1,595,140	1,517,744	1,786,157

Property and equipment, at cost	1,412,673	1,389,563	2,445,133
Less: accumulated depreciation and amortization	162,103	115,318	1,232,935
Net property and equipment	1,250,570	1,274,245	1,212,198
Goodwill	4,344,930	4,344,930	2,337
Intangible assets, net	1,359,090	1,370,557	86
Deferred income taxes	-	-	12,418
Other assets, net	113,269	148,955	61,113
Total assets	$8,662,999	$8,656,431	$3,074,309

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$2,830	$3,246	$7,186
Accounts payable	592,071	551,040	484,949
Accrued expenses and other	356,915	300,956	258,090
Income taxes payable	2,924	2,999	48
Total current liabilities	954,740	858,241	750,273
Long-term obligations	4,176,121	4,278,756	260,373
Deferred income taxes	490,035	486,725	-
Other non-current liabilities	302,384	319,714	266,886
Total liabilities	5,923,280	5,943,436	1,277,532

Redeemable common stock	9,112	9,122	-

Shareholders' equity:
Preferred stock	-	-	-
Common stock	277,740	277,741	157,298
Additional paid-in capital	2,482,409	2,480,062	525,830
Retained earnings (accumulated deficit)	1,097	(4,818)	1,114,170
Accumulated other comprehensive loss	(30,639)	(49,112)	(941)
Other shareholders' equity	-	-	420
Total shareholders' equity	2,730,607	2,703,873	1,796,777
Total liabilities and shareholders' equity	$8,662,999	$8,656,431	$3,074,309

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES Consolidated Statements of Income (In thousands) (Unaudited)

	Successor		Predecessor
	For the Quarter (13 Weeks) Ended
	May 2,	% of Net	May 4,	% of Net
	2008	Sales	2007	Sales
Net sales	$2,403,498	100.00%	$2,275,267	100.00%
Cost of goods sold	1,710,421	71.16	1,642,207	72.18
Gross profit	693,077	28.84	633,060	27.82
Selling, general and administrative	582,504	24.24	577,692	25.39
Operating profit	110,573	4.60	55,368	2.43
Interest income	(957)	(0.04)	(2,573)	(0.11)
Interest expense	100,871	4.20	6,167	0.27
Income before income taxes	10,659	0.44	51,774	2.28
Income taxes	4,743	0.20	16,899	0.74
Net income	$5,916	0.25%	$34,875	1.53%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Successor	Predecessor
	For the Quarter (13 Weeks) Ended
	May 2,	May 4,
	2008	2007
Cash flows from operating activities:
Net income	$5,916	$34,875
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,406	50,451
Deferred income taxes	(5,600)	(4,948)
Noncash share-based compensation	2,346	3,469
Tax benefit from stock option exercises	-	(3,529)
Change in operating assets and liabilities:
Merchandise inventories	(28,436)	(11,977)
Prepaid expenses and other current assets	(3,545)	(552)
Accounts payable	52,860	(62,870)
Accrued expenses and other	67,897	25,647
Income taxes	(1,387)	(1,736)
Other	104	456
Net cash provided by operating activities	151,561	29,286

Cash flows from investing activities:
Purchases of property and equipment	(35,373)	(34,101)
Purchases of short-term investments	(9,903)	-
Sales of short-term investments	12,976	6,000
Purchases of long-term investments	-	(5,670)
Proceeds from sale of property and equipment	94	169
Net cash used in investing activities	(32,206)	(33,602)

Cash flows from financing activities:
Borrowings under revolving credit facility	-	-
Repayments of borrowings under revolving credit facility	(102,500)	-
Repayments of long-term obligations	(1,045)	(2,653)
Payment of cash dividends	-	(15,712)
Proceeds from exercise of stock options	-	34,281
Repurchases of common stock	(10)	-
Tax benefit from stock option exercises	-	3,529
Other financing activities	(105)	-
Net cash provided by (used in) financing activities	(103,660)	19,445

Net increase in cash and cash equivalents	15,695	15,129
Cash and cash equivalents, beginning of period	100,209	189,288
Cash and cash equivalents, end of period	$115,904	$204,417

Supplemental schedule of noncash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$8,620	$10,639
Purchases of property and equipment under capital lease obligations	$-	$163

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES Selected Additional Information (Unaudited)

Sales by Category (in thousands)

	Successor	Predecessor
	For the Quarter (13 Weeks) Ended

	May 2, 2008	May 4, 2007		% Change
Highly consumable	$1,680,895	$1,523,793		10.3%
Seasonal	322,126	336,449		(4.3)
Home products	204,493	215,046		(4.9)
Basic clothing	195,984	199,979		(2.0)
Total sales	$2,403,498	$2,275,267		5.6%

Same Store Sales

	2008	2007
February (4 weeks)	4.6%	4.9%
March (5 weeks)	2.3%	5.5%
April (4 weeks)	10.4%	(2	.4)%
Quarter (13 weeks)	5.4%	2.4%

New Store Activity

		For the Quarter (13 Weeks) Ended
		May 2, 2008		May 4, 2007

Beginning store count		8,194		8,229
New store openings		73		124
Store closings (1)		(2)		(171)
Net new (closed) stores		71		(47)
Ending store count		8,265		8,182
Total selling square footage (000's)		57,919		57,090

(1) 2007 store closings include 153 stores closed in connection with the Company's strategic decision in 2006 to close approximately 400 stores in addition to those closed in the ordinary course of business.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES Reconciliation of Non-GAAP Financial Measures

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

	13 Weeks	13 Weeks	52 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended	Ended
	May 2,	May 4,	May 2,	May 4,	February 1,
(In millions)	2008	2007	2008	2007(a)	2008(b)

Net income (loss)	$5.9	$34.9	$(41.8)	$123.9	$(12.8)
Add (subtract):
Interest income	(1.0)	(2.6)	(7.2)	(7.1)	(8.8)
Interest expense	100.9	6.2	357.9	33.8	263.2
Depreciation and amortization	58.3	50.5	234.2	202.3	226.4
Income taxes	4.7	16.9	(2.0)	69.7	10.2
EBITDA	168.8	105.9	541.1	422.6	478.2

Adjustments:
Transaction and related costs	-	5.6	97.0	5.6	102.6
Loss on debt retirement	-	-	1.2	-	1.2
Loss on interest rate swaps	0.3	-	2.7	2.1	2.4
Contingent loss on distribution center leases	-	-	12.0	-	12.0
Impact of markdowns related to inventory clearance activities, including LCM adjustments, net of purchasing accounting adjustments	1.3	(3.9)	10.9	153.9	5.7
SG&A related to store closing and inventory clearance activities	-	29.3	24.7	62.4	54.0
Operating losses (cash) of stores to be closed	-	5.3	5.2	17.2	10.5
Hurricane Katrina insurance proceeds, net	-	-	-	(7.0)	-
Monitoring and consulting fees to affiliates	2.2	-	7.0	-	4.8
Stock option and restricted stock unit expense	2.3	-	8.8	-	6.5
Indirect merger-related costs	7.8	-	12.4	-	4.6
Other	-	0.7	0.3	1.7	1.0
Total Adjustments	13.9	37.0	182.2	235.9	205.3

Adjusted EBITDA	$182.7	$142.9	$723.3	$658.5	$683.5

(a) 52 week data used in calculation of ratio of total debt to Adjusted EBITDA below.
(b) 52 week data represents the mathematical combination of the Predecessor through July 6, 2007 and Successor from July 7, 2007 through February 1, 2008.

CALCULATION OF RATIO OF LONG-TERM OBLIGATIONS TO ADJUSTED EBITDA (Leverage Ratio)

			At Merger
(in millions)	May 2, 2008	February 1, 2008	Date July 6, 2007

Senior secured term loan facility	$2,300.0	$2,300.0	$2,300.0
Senior secured asset-based revolving credit facility	-	102.5	432.3
10 5/8% Senior Notes due July 15, 2015, net of discount	1,153.4	1,152.9	1,151.8
11 7/8%/12 5/8% Senior Subordinated Notes due July 15, 2017	700.0	700.0	725.0
8 5/8% Notes due June 15, 2010	1.8	1.8	1.8
Financing and capital lease obligations	9.2	10.3	52.2
Tax increment financing due February 1, 2035	14.5	14.5	14.5
	$4,179.0	$4,282.0	$4,677.6

LTM Adjusted EBITDA (latest reported period)	$723.3	$683.5	$658.5

Total Debt / Adjusted EBITDA	5.8x	6.3x	7.1x

CONTACT:
Dollar General Corporation
Investor Contact:
Emma Jo Kauffman, 615-855-5525
or
Media Contact:
Tawn Earnest, 615-855-5209